Exhibit 10.13

SEVENTH AMENDMENT

THIS SEVENTH AMENDMENT (this “Amendment”) is made and entered into as of July 15, 2010, by and between NORTHERN CALIFORNIA INDUSTRIAL PORTFOLIO, INC., a Maryland corporation (“Landlord”), and METABOLEX, INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord’s predecessor, Spieker Properties, LP., a California limited partnership, predecessor to Spieker-Singleton #87, a California limited partnership, as “Landlord”, and Metabolex, Inc., a California corporation, and Transplantation Technology Inc., a Delaware corporation, collectively as “Tenant”, entered into that certain Lease dated February 18, 1992 (the “Original Lease”), which Original Lease has been previously amended by that certain First Amendment dated October 8, 1996 (the “First Amendment”), that certain Second Amendment dated November 20, 1996 (the “Second Amendment”), that certain Third Amendment dated May 27, 1998 (the “Third Amendment”), that certain Fourth Amendment dated May 29, 2003 (the “Fourth Amendment”), that certain Fifth Amendment dated February 15, 2005 (the “Fifth Amendment”), and that certain Sixth Amendment dated September 29, 2006 (the “Sixth Amendment”). The Original Lease, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment and the Sixth Amendment are referred to collectively herein as the “Lease”. Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 41,600 rentable square feet (the “Premises”) located in the City of Hayward, County of Alameda, State of California, commonly known as 3876 Bay Center Place, located in the building commonly known as Building D (the “Building”) in the project commonly known as Bay Center Business Park 11, Hayward, California (the “Project”).

B.	The Lease by its terms expired June 30, 2010 (“Prior Termination Date”), and the parties desire to extend the Term of the Lease, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Extension. The Term of the Lease is hereby extended for a period of forty-six (46) months and shall expire on April 30, 2014 (“Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Prior Termination Date (“Extension Date”) and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”.

2.	Monthly Base Rent and Annual Base Rent. Effective retroactively as of the Extension Date, the schedule of monthly Base Rent and annual Base Rent payable with respect to the Premises during the Extended Term is the following:

For 3876 Bay Center Place:

Period		Rentable Square	Annual Base Rent Per Square	Annual Base	Monthly Installment
from	through	Footage	Foot	Rent	of Rent
7/1/2010*	9/30/2011	35,172	$5.10	$179,377.20	$14,948.10
10/1/2011	6/30/2012	35,172	$10.20	$358,754.40	$29,896.20
7/1/2012	6/30/3013	35,172	$10.51	$369,517.03	$30,793.09
7/1/2013	4/30/2014	35,172	$10.82	$380,602.54	$31,716.88

For 3880 Bay Center Place:

Period		Rentable Square	Annual Base Rent Per Square	Annual Base	Monthly Installment
from	through	Footage	Foot	Rent	of Rent
7/1/2010*	9/30/2011	6,428	$3.48	$22,369.44	$1,864.12
10/1/2011	6/30/2012	6,428	$6.96	$44,738.88	$3,728.24
7/1/2012	6/30/3013	6,428	$7.17	$46,081.05	$3,840.09
7/1/2013	4/30/2014	6,428	$7.38	$47,463.48	$3,955.29

*	Monthly Base Rent for the full calendar months of July, 2010, through November, 2010, inclusive, is subject to abatement in accordance with this Section.

All such monthly Base Rent and annual Base Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby.

Notwithstanding anything in the Lease to the contrary, so long as Tenant is not in default under the Lease, Tenant shall be entitled to an abatement of monthly Base Rent with respect to the Premises, as originally described in the Lease, in the amount of $16,812.22 per month for the full calendar months of July, 2010, through November, 2010, inclusive. The maximum total amount of monthly Base Rent abated with respect to the Premises in accordance with the foregoing shall equal $84,061.10 (the “Abated Monthly Base Rent”). If Tenant defaults under the Lease at any time during the Term and fails to cure such default within any applicable cure period under the Lease, then all Abated Monthly Base Rent shall immediately become due and payable. Only monthly Base Rent shall be abated pursuant to this Section, as more particularly described herein, and, and all other rent and other costs and charges specified in the Lease shall remain as due and payable pursuant to the provisions of the Lease.

Additional Security Deposit. No additional Security Deposit shall be required in connection with this Amendment.

Basic Operating Costs. For the period commencing on the Extension Date and ending on the Extended Termination Date, Tenant shall pay for all additional rent payable under the Lease, including Tenant’s Proportionate Share of Basic Operating Costs, in accordance with the terms of the Lease.

5.	Improvements to Premises.

5.1	Condition of Premises. Tenant is in possession of the Premises and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

5.2	Responsibility for Improvements to Premises. Any construction, alterations or improvements to the Premises shall be performed by Tenant at its sole cost and expense using contractors selected by Tenant and approved by Landlord and shall be governed in all respects by the provisions of Paragraph 12 of the Original Lease.

6.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

6.1	Landlord’s Notice Address. Landlord’s Notice Address set forth in the Basic Lease Information of the Original Lease is hereby deleted and replaced by the following:

“Northern California Industrial Portfolio, Inc.

c/o RREEF

2185 North California Boulevard, Suite 285

Walnut Creek, California 94596

Attn: Asset Manager”

6.2	Landlord’s Remittance Address. Landlord’s Remittance Address set forth in the Basic Lease Information of the Original Lease is hereby deleted and replaced with the following:

“Northern California Industrial Portfolio, Inc., DBA Port of Oakland Business Center,

Dept. 2061

P.O. Box 39000

San Francisco, California 94139”

6.3	Assignment and Subletting. Upon any request to assign or sublet, Tenant will pay to Landlord a fee in the amount of $2,000.00 plus, on demand, a sum equal to all of Landlord’s costs, including reasonable attorney’s fees, incurred in investigating and considering any proposed or purported assignment or pledge of the Lease or sublease of any of the Premises, regardless of whether Landlord shall consent to, refuse consent, or determine that Landlord’s consent is not required for, such assignment, pledge or sublease.

6.4	Landlord Work. The parties hereby acknowledge and agree that Landlord has fulfilled all of its obligations pursuant to Paragraph 37 of the Original Lease, Exhibit A to the Fourth Amendment, Section 2.6 of the Sixth Amendment, and any other provision of the Lease obligating Landlord to perform any work of improvement in or for the Premises on or before the date hereof.

6.5	Waivers. Notwithstanding anything to the contrary contained in the Lease, Tenant hereby waives the provisions of Sections 1950.7, 1941 and 1942 of the California Civil Code, or any similar or successor laws now or hereinafter in effect.

6.6	Deletions. The following provisions are hereby deleted in their entireties and are of no further force or effect: Section VI, Section VII, and Section VIII of the Fourth Amendment.

6.7	Option to Renew. Provided the Lease is in full force and effect and Tenant is not in default under any of the other terms and conditions of the Lease at the time of notification or commencement, Tenant shall have one (1) option to renew (the “Renewal Option”) the Lease for a term of two (2) years (the “Renewal Term”), for the portion of the Premises being leased by Tenant as of the date the Renewal Term is to commence, on the same terms and conditions set forth in the Lease, except as modified by the terms, covenants and conditions as set forth below:

6.7.1	If Tenant elects to exercise the Renewal Option, then Tenant shall provide Landlord with written notice no earlier than the date which is nine (9) months prior to the expiration of the Term of the Lease but no later than the date which is six (6) months prior to the expiration of the Term of the Lease. If Tenant fails to provide such notice, Tenant shall have no further or additional right to extend or renew the Term of the Lease.

6.7.2	The annual Base Rent and monthly Base Rent in effect at the expiration of the Term of the Lease shall be increased to reflect the Prevailing Market (defined below) rate. Landlord shall advise Tenant of the new annual Base Rent and monthly Base Rent for the Premises no later than thirty (30) days after receipt of Tenant’s written request therefor. Said request shall be made no earlier than thirty (30) days prior to the first date on which Tenant may exercise its Renewal Option under this Section 6.7. Said notification of the new annual Base Rent and monthly Base Rent may include a provision for its escalation to provide for a change in fair market rental between the time of notification and the commencement of the Renewal Term.

6.7.3	This Renewal Option is not transferable; the parties hereto acknowledge and agree that they intend that the aforesaid option to renew the Lease shall be “personal” to Tenant as set forth above and that in no event will any assignee or sublessee have any rights to exercise the aforesaid option to renew.

6.7.4	If the Renewal Option is validly exercised or if Tenant fails to validly exercise the Renewal Option, Tenant shall have no further right to extend the term of the Lease.

6.7.5

For purposes of this Renewal Option, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and buildings comparable to the Building in the same research and development rental market in the Hayward, California area as of the date the

Renewal Term is to commence, taking into account the specific provisions of the Lease which will remain constant. The determination of Prevailing Market shall take into account any material economic differences between the terms of the Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes. The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under the Lease.

6.7.6	Notwithstanding anything herein to the contrary, the Renewal Option is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the date hereof.

6.8	HVAC Maintenance. Tenant shall continue to maintain the existing hot water, heating and air conditioning systems and equipment within or serving the Premises on a quarterly basis as set forth in Paragraph 11 of the Original Lease, and a copy thereof shall be furnished to Landlord. The service contract must include all services suggested by the equipment manufacturer in the operation/maintenance manual. Should Tenant fail to do so, Landlord may, upon notice to Tenant, enter into such a maintenance/service contract on behalf of Tenant or perform the work and in either case, charge Tenant the cost thereof along with a reasonable amount for Landlord’s overhead. So long as Tenant strictly complies with the requirements of this Section 6.8, and subject to the terms and conditions of this Section 6.8, Landlord, and not Tenant, shall be responsible for the cost and expense of the full replacement of any base building HVAC unit within or serving the Premises (excluding any specialized cooling systems or chillers that Tenant may have installed) that is more than fifteen (15) years old, when the same becomes necessary as reasonably determined by Landlord based on failure of major components such as motors, compressors or heat exchangers. Any such replacement units shall match the existing tonnage capacity of the failed unit. In addition, and notwithstanding the foregoing, Landlord shall not be responsible for the cost and expense of the full replacement of any HVAC unit to the extent necessary as a result of the acts or omissions of Tenant or any Tenant Entities (as defined hereinbelow) and/or related parties (excluding the normal use of the HVAC Unit in accordance with the terms of this Lease). The foregoing shall in no event modify or otherwise alter Tenant’s responsibility to pay Tenant’s Proportionate Share of Expenses, including, without limitation, its share of the costs and expenses associated with repair and maintenance of any heating, ventilation and air conditioning systems which serve the Building in general (as opposed to the HVAC Unit) and which are included in Expenses.

6.9	Insurance and Indemnification. Paragraphs 8.B and 8.C of the Original Lease are hereby deleted in their entireties and replaced with the following:

“B. Tenant’s Insurance. Tenant shall keep in force throughout the Term: (a) a Commercial General Liability insurance policy or policies to protect the Landlord, Landlord’s investment manager, and the trustees, boards of directors, officers, general partners, beneficiaries, stockholders, employees and agents of each of them (individually, a “Landlord Party” and collectively, the “Landlord Parties”) against any liability to the public or to any invitee of Tenant or a Landlord Party incidental to the use of or resulting from any accident occurring in or upon the Premises with a limit of not less than $2,000,000 in the annual aggregate, or such larger amount as Landlord may prudently require from time to time, covering bodily injury and property damage liability and $1,000,000 products/completed operations aggregate; (b) Business Auto Liability covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000 per accident; (c) Worker’s Compensation Insurance with limits as required by statute and Employers Liability with limits of $1,000,000 each accident, $1,000,000 disease policy limit, $1,000,000 disease-each employee; (d) All Risk or Special Form coverage protecting Tenant against loss of or damage to Tenant’s alterations, additions, improvements, carpeting, floor coverings, panelings, decorations, fixtures, inventory and other business personal property situated in or about the Premises to the full replacement value of the property so insured; and, (e) Business Interruption Insurance with limit of liability representing loss of at least approximately six (6) months of income.

The aforesaid policies shall (a) be provided at Tenant’s expense; (b) name the Landlord Parties as additional insureds (General Liability) and loss payee (Property—Special Form); (c) be issued by an insurance company with a minimum Best’s rating of “A-:VII” during the Term; and (d) provide that said insurance shall not be canceled unless thirty (30) days prior written notice (ten days for non-payment of premium) shall have been given to Landlord; a certificate of Liability insurance on ACORD Form 25 and a certificate of Property insurance on ACORD Form 28 shall be delivered to Landlord by Tenant at least thirty (30) days prior to each renewal of said insurance.

Whenever Tenant shall undertake any alterations, additions or improvements in, to or about the Premises (“Work”) the aforesaid insurance protection must extend to and include injuries to persons and damage to property arising in connection with such Work, without limitation including liability under any applicable structural work act, and such other insurance as Landlord shall require; and the policies of or certificates evidencing such insurance must be delivered to Landlord prior to the commencement of any such Work.

C. Indemnification. None of the Landlord Parties shall be liable and Tenant hereby waives all claims against them for any damage to any property or any injury to any person in or about the Premises or the Building by or from any cause whatsoever (including without limiting the foregoing, rain or water leakage of any character from the roof, windows, walls, basement, pipes, plumbing works or appliances, the Building not being in good condition or repair, gas, fire, oil, electricity or theft), except to the extent caused by or arising from the active negligence or willful misconduct of Landlord or its agents, employees or contractors. Tenant shall protect, indemnify and hold the Landlord Parties harmless from and against any and all loss, claims, liability or costs (including court costs and attorney’s fees) incurred by reason of (a) any damage to any property (including but not limited to property of any Landlord Party) or any injury (including but not limited to death) to any person occurring in, on or about the Premises or the Building to the extent that such injury or damage shall be caused by or arise from any actual or alleged act, neglect, fault, or omission by or of Tenant or Tenant’s Parties to meet any standards imposed by any duty with respect to the injury or damage; (b) the conduct or management of any work or thing whatsoever done by the Tenant in or about the Premises or from transactions of the Tenant concerning the Premises; (c) Tenant’s actual or asserted failure to comply with any and all Regulations applicable to the condition or use of the Premises or its occupancy; or (d) any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of the Tenant to be performed pursuant to the Lease. The provisions of this Paragraph shall survive the termination of the Lease with respect to any claims or liability accruing prior to such termination.”

Tenant shall provide Landlord with a certificate of insurance evidencing Tenant’s insurance, including without limitation, the insurance set forth in this Section 6.9, upon delivery of this Amendment, executed by Tenant, to Landlord, and thereafter as necessary to assure that Landlord always has current certificates evidencing Tenant’s insurance.”

7.

Hazardous Materials. Landlord acknowledges that Tenant is a biopharmaceutical corporation engaged in the business of biotechnological and pharmaceutical research and development. Tenant shall not, and shall not direct, suffer or permit any of its agents, contractors, employees, licensees or invitees (collectively, the “Tenant Entities”) to at any time use, store, generate, treat, discharge, disburse, handle, manufacture, transport or dispose of (collectively, “Handle”) in or about the Premises or the Building any (collectively “Hazardous Materials”) flammables, explosives, radioactive materials, hazardous wastes or materials, toxic wastes or materials, or other similar substances, petroleum products or derivatives or any substance subject to regulation by or under any federal, state and local laws and ordinances relating to the protection of the environment or the keeping, use or disposition of environmentally hazardous materials, substances, or wastes, presently in effect or hereafter adopted, all amendments to any of them, and all rules and regulations issued pursuant to any of such laws or ordinances (collectively “Environmental Laws”), nor shall Tenant suffer or permit any Hazardous Materials to be used in any manner not fully in compliance with all Environmental Laws, in the Premises or the Building and appurtenant land or allow the environment to become contaminated with any Hazardous Materials. Notwithstanding the foregoing, Landlord acknowledges that Tenant routinely uses certain Hazardous Materials in its research and development activities, and Landlord agrees that, subject to the terms and provisions of this Lease, Tenant may Handle products containing small quantities of Hazardous Materials (such as aerosol cans containing insecticides, toner for copiers, paints, paint remover and the like) to the extent customary and necessary for the use of the Premises for general office purposes; provided that Tenant shall always Handle any such Hazardous Materials in a safe and lawful manner and never allow such Hazardous Materials to contaminate the Premises, Building and appurtenant land or the environment. Tenant shall protect, defend, indemnify and hold each and all of the following “Landlord Entities” (being Landlord, Landlord’s investment manager, and the trustees, boards of directors, officers, general partners, beneficiaries, stockholders, employees and agents of each of them) harmless from and against any and all loss, claims, liability or costs (including court costs and attorney’s fees) incurred by reason of any actual or asserted failure of Tenant to fully comply with all applicable Environmental Laws, or the presence, handling, use or disposition in or from the Premises of any Hazardous Materials by Tenant or any Tenant Entity (even though permissible under all applicable Environmental Laws or the provisions of this Lease), or by reason of any actual or asserted failure of Tenant to keep, observe, or perform any provision of this Section 7. Prior to the commencement of the Extended Term (and at least ten (10) days prior to any assignee or any subtenant of Tenant taking possession of any part of the Premises), Tenant shall disclose to Landlord in writing the names and amounts of all Hazardous Materials, or any combination thereof, which Tenant desires to Handle on, in, under or about the Premises or Project during the Term by executing and delivering to Landlord a “Hazardous Materials Questionnaire”, in the form attached hereto as Exhibit A (as updated and modified by Landlord, from time to time). Tenant will annually update and file with the City of Hayward Fire Department the Hazardous

Material Inventory – Chemical Description and promptly provide a copy of the updated Hazardous Material Inventory – Chemical Description to the Landlord. Tenant’s disclosure obligations under this Section 7 shall include a requirement that, to the extent any information contained in a Hazardous Materials Questionnaire previously delivered by Tenant shall become inaccurate in any material respect, Tenant shall, within a reasonable time thereafter, deliver to Landlord a new updated Hazardous Materials Questionnaire. Landlord shall review and approve or disapprove Tenant’s use of the Hazardous Materials disclosed in Tenant’s completed Hazardous Materials Questionnaire within a reasonable time period following Landlord’s receipt thereof.

7.1	Tenant agrees that Tenant, its agents and contractors, licensees, or invitees shall not Handle any Hazardous Materials on, under, or about the Premises, without Landlord’s prior written consent (which consent shall not be unreasonably withheld as long as Tenant demonstrates and documents to Landlord’s reasonable satisfaction (a) that such Hazardous Materials (i) are necessary or useful to Tenant’s business; and (ii) will be used, kept, and stored in compliance with all laws relating to any Hazardous Materials so brought or used or kept in or about the Premises; and (b) that Tenant will give all required notices concerning the presence in or on the Premises or the release of such Hazardous Materials from the Premises) provided that Tenant may handle, store, use or dispose of products containing small quantities of Hazardous Materials, which products are of a type customarily found in offices and households (such as aerosol cans containing insecticides, toner for copies, paints, paint remover, and the like), provided further that Tenant shall Handle any such Hazardous Materials in a safe and lawful manner and shall not allow such Hazardous Materials to contaminate the Premises or the Building or the property upon which the Building is located (“Property”).

7.2	Tenant further agrees that Tenant will not permit any substance suspected of causing cancer or reproductive toxicity to come into contact with groundwater under the Premises or Property. Any such substance coming into contact with groundwater shall be considered a Hazardous Material.

7.3	Notwithstanding the provisions of Section 7.1, and subject to the terms and conditions hereof, Tenant may Handle Hazardous Materials, limited to the types, amounts, and use identified in the Hazardous Materials Questionnaire and the Hayward Fire Department Hazardous Material Inventory – Chemical Description, both of which are attached hereto as Exhibit A. Tenant hereby certifies to Landlord that the information provided by Tenant pursuant to this Section 7 is true, correct, and complete. Tenant’s business and operations, and its handling, storage, use and disposal of Hazardous Materials shall at all times comply with all Environmental Laws. Tenant shall secure and abide by all permits necessary, including environmental permits, for Tenant’s operations on the Premises. Tenant shall give or post all notices required by all Environmental Laws. If Tenant shall at any time fail to comply with this Section 7, Tenant shall immediately notify Landlord in writing of such noncompliance.

7.4

Tenant shall provide Landlord with the name and quantity of any proposed new Hazardous Material to be used, kept, or stored at or on the Premises at least thirty (30) days after the first use, placement, or storage of such Hazardous Material on the Premises, and shall provide Landlord with copies of any Material Safety Data Sheets (as required by the Occupational Safety and Health Act of 1970, and regulations promulgated thereto) relating to such Hazardous Materials within ten (10) days after request by Landlord.

7.5	Tenant shall not store hazardous wastes on the Premises for more than ninety (90) days; “hazardous waste” has the meaning given it by the Resource Conservation and Recovery Act of 1976, as amended. Tenant shall not install any underground or above ground storage tanks on the Premises. Tenant shall not dispose of any Hazardous Material or solid waste on the Premises. In performing any alterations of the Premises permitted by this Lease, Tenant shall not install any Hazardous Material in the Premises without the specific written consent of Landlord.

7.6	Any increase in the premiums for necessary insurance on the Building or the Property which arises from Tenant’s use and/or storage of Hazardous Materials shall be borne solely by Tenant. Tenant shall procure and maintain at its sole expense such additional insurance as may be necessary to comply with any requirement of any federal, state or local governmental agency with jurisdiction.

7.7	If Landlord, in its sole discretion, reasonably believes that the Premises, the Building or the Property have become contaminated with Hazardous Materials that must be removed under the laws of the State in which the Premises is located or otherwise in breach of the provisions of this Lease, Landlord, in addition to its other rights under this Lease, may enter upon the Premises and obtain samples from the Premises, including without limitation the soil and groundwater under the Premises, for the purposes of analyzing the same to determine whether and to what extent the Premises, the Building or the Property have become so contaminated. Tenant shall reimburse Landlord for the costs of any inspection, sampling and analysis that discloses contamination for which Tenant is liable under the terms of this Lease. Tenant may not perform any sampling, testing, or drilling to locate any Hazardous Materials on the Premises without Landlord’s prior written consent.

7.8

Without limiting the above, Tenant shall reimburse, defend, indemnify and hold Landlord and the Landlord Entities harmless from and against any and all claims, losses, liabilities, damages, costs and expenses, including without limitation, loss of rental income, loss due to business interruption, and attorneys fees and costs, arising out of or in any way connected with the use, manufacture, storage, or disposal of Hazardous Materials by Tenant, any Tenant Entities or Tenant’s contractors on, under or about the Premises including, without limitation, the costs of any required or necessary investigation, repair, cleanup or detoxification and the preparation of any closure or other required plans in connection herewith, whether voluntary or compelled by governmental authority. The indemnity obligations of Tenant under this Section shall survive the expiration or any termination of this Lease. At Landlord’s option, Tenant shall perform any required or necessary investigation, repair, cleanup, or detoxification of the Premises and the Property. In such case, Landlord shall have the right, in its sole discretion, to approve all plans, consultants, and cleanup standards. Tenant shall provide Landlord on a timely basis with (a) copies of all documents, reports, and communications with governmental authorities; and (b) notice and an opportunity to attend all meetings with regulatory authorities. Tenant shall comply with all notice requirements and Landlord and Tenant agree to cooperate with governmental authorities seeking access to the Premises for purposes of sampling or inspection. No disturbance of Tenant’s use of the Premises resulting from activities conducted pursuant to this Section shall constitute an actual or constructive eviction of Tenant from the Premises. In the event that such cleanup extends beyond the termination of this Lease, Tenant’s obligation to pay rent (including additional rent and percentage rent, if any) shall continue until such cleanup is completed and any certificate of clearance or similar document has been delivered to Landlord. Rent during such holdover period shall be at market rent; if the parties are unable to agree upon the amount of such market rent, then Landlord shall have the option of (i) increasing the rent for the period of such holdover based upon the increase in the cost-of-living from the third month preceding the commencement date to the third month preceding the start of the holdover period, using such indices and assumptions and calculations as Landlord in its sole reasonable judgment shall determine are necessary; or (ii) having Landlord and Tenant each appoint a qualified MAI appraiser doing business in the area; in turn, these two independent MAI appraisers shall appoint a third MAI appraiser and the majority shall decide upon the fair market rental for Premises as of the expiration of the then current term. Landlord and Tenant shall equally share in the expense of this appraisal except that in the event the rent is found to be within fifteen percent (15%) of the original rate quoted by Landlord, then Tenant shall bear the full cost of all the appraisal process. In no event shall the rent be subject to determination or modification by any person, entity, court, or authority other than as set forth expressly herein, and in no event shall the rent for any holdover period be less than the rent due in the preceding period.

7.9	Notwithstanding anything set forth in this Lease, Tenant shall only be responsible for contamination of Hazardous Materials or any cleanup resulting directly therefrom, resulting directly from matters occurring or Hazardous Materials deposited (other than by contractors, agents or representatives controlled by Landlord) during the Term (as the same may be extended), and any other period of time during which Tenant or Tenant’s Entities are in actual or constructive occupancy of the Premises. Tenant shall take reasonable precautions to prevent the contamination of the Premises with Hazardous Materials by third parties.

7.10	It shall not be unreasonable for Landlord to withhold its consent to any proposed assignment or sublease if (a) the proposed assignee’s or sublessee’s anticipated use of the Premises involves the generation, storage, use, treatment or disposal of Hazardous Materials in significantly greater quantities or that pose a significantly increased risk, in Landlord’s sole discretion, than Tenant’s use; (b) the proposed assignee or sublessee has been required by any prior landlord, lender, or governmental authority to take remedial action in connection with Hazardous Materials contaminating a property if the contamination resulted from such assignee’s or sublessee’s actions or use of the property in question; or (c) the proposed assignee or sublessee is subject to an enforcement order issued by any governmental authority in connection with the use, disposal, or storage of a hazardous material.

7.11	Any of Tenant’s insurance insuring against claims of the type dealt with in this Section 7 shall be considered primary coverage for claims against the Property arising out of or under this Section 7.

7.12	In the event of (a) any transfer of Tenant’s interest under this Lease; or (b) the termination of this Lease, by lapse of time or otherwise, Tenant shall be solely responsible for compliance with any and all then effective federal, state or local laws concerning the presence of Hazardous Materials in or on the Premises, Building, or the Property (for example, the New Jersey Environmental Cleanup Responsibility Act, the Illinois Responsible Property Transfer Act, or similar applicable state laws), including but not limited to any reporting or filing requirements imposed by such Regulations. Tenant’s duty to pay any rent and additional rent shall continue until the obligations imposed by such Regulations are satisfied in full and any certificate of clearance or similar document has been delivered to Landlord.

7.13	All consents given by Landlord pursuant to this Section 7 shall be in writing and shall be attached as amendments to this Lease. If such consents are not attached to this Lease, then such consents will be deemed withheld.

8.	Miscellaneous.

8.1	This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

8.2	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

8.3	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

8.4	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

8.5	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

8.6	Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

8.8	Redress for any claim against Landlord under the Lease and this Amendment shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building. The obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damage.

IN WITNESS WHEREOF, Landlord and Tenant have entered into and executed this Amendment as of the date first written above.

LANDLORD:		TENANT:

NORTHERN CALIFORNIA INDUSTRIAL PORTFOLIO, INC., a Maryland corporation		METABOLEX, INC., a Delaware corporation

By:	RREEF America L.L.C., a Delaware limited liability company, its Investment Advisor

By:	/s/ John D. Baruh	By:	/s/ Harold Van Wart

Name:	John D. Baruh	Name:	Harold Van Wart

Title:	Vice President	Title:	CEO

Dated:	July 19, 2010	Dated:	July 15, 2010

EXHIBIT A – HAZARDOUS MATERIALS QUESTIONNAIRE

attached to and made a part of the Amendment bearing the date of Error! Reference source not found., between NORTHERN CALIFORNIA INDUSTRIAL PORTFOLIO, INC., a Maryland corporation, as Landlord, and METABOLEX, INC., a Delaware corporation, as Tenant

This questionnaire is designed to solicit information regarding Tenant’s proposed use, generation, treatment, storage, transfer or disposal of hazardous or toxic materials, substances or wastes. If this questionnaire is attached to or provided in connection with a lease, the reference herein to any such items shall include all items defined as “Hazardous Materials,” “Hazardous Substances,” “Hazardous Wastes,” “Toxic Materials,” “Toxic Substances, “Toxic Wastes,” or such similar definitions contained in such lease. Please complete the questionnaire and return it to Landlord for evaluation. If your use of materials or substances, or generation of wastes is considered to be significant, further information may be requested regarding your plans for hazardous and toxic materials management. Submission to Landlord of this Hazardous Materials Questionnaire or Landlord’s request for additional information shall not deemed consent by Landlord to Tenant’s use of the materials disclosed herein. Your cooperation in this matter is appreciated. If you have any questions, do not hesitate to call us for assistance.

1.	PROPOSED TENANT

Name (Corporation, Individual, Corporate or Individual DBA, or Public Agency): Metabolex, Inc.

Standard Industrial Classification Code (SIC): 8731

Street Address:	3876 Bay Center Place

City, State, Zip Code:	Hayward, CA 94545

Contact Person & Title:	Derek Apodaca, Director Facilities

Telephone Number:	(510) 293-8812

Facsimile Number:	(510) 293-9090

2.	LOCATION AND ADDRESS OF PROPOSED LEASE

Street Address:	3860-3880 Bay Center Place

City, State, Zip Code:	Hayward, CA94545

Bordering Streets:	Breakwater and Whitesell

Streets to which Premises has Access:	Same

3.	DESCRIPTION OF PREMISES

Floor Area:	41,600 s.f.

Number of Parking Spaces:	Shared

Date of Original Construction:	1984

Past Uses of Premises:	Plant Biology, Biotechnology

Dates and Descriptions of Significant Additions, Alterations or Improvements: 2000 Medicinal Chemistry lab buildout, 2001 office expansion, 2007 lab and office remodel

Proposed Additions, Alterations or Improvements, if any: N/A at this time N/A

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4.	DESCRIPTION OF PROPOSED PREMISES USE

Describe proposed use and operation of Premises including (i) services to be performed, (ii) nature and types of manufacturing or assembly processes, if any, and (iii) the materials or products to be stored at the Premises.

Research Lab developing therapeutics for diabetes and other metabolic disorders, activities include: Biological Research, Medicinal Chemistry, In-vivo Pharmacology (rats/mice), research supplies and reagents

Will the operation of your business at the Premises involve the use, generation, treatment, storage, transfer or disposal of hazardous wastes or materials? Do they now? Yes X No      If the answer is “yes,” or if your SIC code number is between 2000 to 4000, please complete Section 5.

5.	PERMIT DISCLOSURE

Does or will the operation of any facet of your business at the Premises require any permits, licenses or plan approvals from any of the following agencies?

U.S. Environmental Protection Agency	Yes	No X

City or County Sanitation District	Yes	No X

State Department of Health Services	Yes X	No

U.S. Nuclear Regulatory Commission	Yes	No X

Air Quality Management District	Yes	No X

Bureau of Alcohol, Firearms and Tobacco	Yes	No X

City or County Fire Department	Yes X	No

Regional Water Quality Control Board	Yes X	No

Other Governmental Agencies (if yes,	Yes X	No

identify: California Department of Toxic Substances Control, DEA)

If the answer to any of the above is “yes,” please indicate permit or license numbers, issuing agency and expiration date or renewal date, if applicable.

Hayward Industrial Wastewater discharge Permit 96-1122.01-2MS exp 8/19/12, California Radioactive Material License 5511-01, under timely renewal. California DTSC, CAL000094498, Hayward Fire CUPA HMBP 10-0112201-010951, DEA RMO185620

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If your answer to any of the above is “yes,” please complete Sections 6 and 7.

6.	HAZARDOUS MATERIALS DISCLOSURE

Will any hazardous or toxic materials or substances be stored on the Premises? Yes X No      If the answer is “yes,” please describe the materials or substances to be stored, the quantities thereof and the proposed method of storage of the same (i.e., drums, aboveground or underground storage tanks, cylinders, other), and whether the material is a Solid (S), Liquid (L) or Gas (G):

Material/Substance	Quantity to be Stored on Premises	Storage Method	Amount to be Stored on a Monthly Basis	Maximum Period of Premises Storage
SEE attached Inventory

Attach additional sheets if necessary.

Is any modification of the Premises improvements required or planned to mitigate the release of toxic or hazardous materials substance or wastes into the environment? Yes      No X If the answer is “yes,” please describe the proposed Premises modifications:

7.	HAZARDOUS WASTE DISCLOSURE

Will any hazardous waste, including recyclable waste, be generated by the operation of your business at the Premises? Yes X No      If the answer is “yes,” please list the hazardous waste which is expected to be generated (or potentially will be generated) at the Premises, its hazard class and volume/frequency of generation on a monthly basis.

Waste Name	Hazard Class	Volume/Month	Maximum Period of Premises Storage

Aqueous/Organic	Flammable/Trace organics	20-40 gallons ca	14 days average

Solid Organic	Trace Organics	55 gallon/dry	90 days max

Low Level Radioactive Waste	Radioactive	varies	varies

Attach additional sheets if necessary.

If the answer is “yes,” please also indicate if any such wastes are to be stored within the Premises and the proposed method of storage (i.e., drums, aboveground or underground storage tanks, cylinders, other).

Waste Name	Storage Method

Aqueous/Organic Waste	20 gallon DOT drum

Solid Waste trace organics	55 gallon drum

Low level Radioactive Waste	55 gallon drum

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Attach additional sheets if necessary.

If the answer is “yes,” please also describe the method(s) of disposal for each waste. Indicate where disposal will take place including the methods, equipment and companies to be used to transport the waste:

Ingenium will remove transport and dispose or recycle all, solid and liquid chemical waste as well as Universal Waste Environmental Management Controls, will remove transport and dispose of all low level radioactive waste

Is any treatment or processing of hazardous wastes to be conducted at the Premises? Yes      No X If the answer is “yes,” please describe proposed treatment/processing methods:

Which agencies are responsible for monitoring and evaluating compliance with respect to the storage and disposal of hazardous materials or wastes at or from the Premises? (Please list all agencies):

Hayward Fire Department. California Radiologic Health Branch, Hayward Water Polution Source Control, California Department of Toxic Substance Control

Have there been any agency enforcement actions regarding Tenant (or any affiliate thereof), or any existing Tenant’s (or any affiliate’s) facilities, or any past, pending or outstanding administrative orders or consent decrees with respect to Tenant or any affiliate thereof? Yes      No X If the answer is “yes,” have there been any continuing compliance obligations imposed on Tenant or its affiliates as a result of the decrees or orders? Yes      No      If the answer is “yes,” please describe:

Has Tenant or any of its affiliates been the recipient of requests for information, notice and demand letters, cleanup and abatement orders, or cease and desist orders or other administrative inquiries? Yes      No X If the answer is “yes,” please describe:

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Are there any pending citizen lawsuits, or have any notices of violations been provided to Tenant or its affiliates or with respect to any existing facilities pursuant to the citizens suit provisions of any statute? Yes      No X If the answer is “yes,” please describe:

Have there been any previous lawsuits against the company regarding environmental concerns? Yes      No X If the answer is “yes,” please describe how these lawsuits were resolved:

Has an environmental audit ever been conducted at any of your company’s existing facilities? Yes X No      If the answer is “yes,” please describe:

We have conducted outside audits of our Safety Programs by Hazard Solutions. LLC We have also been subject to inspection by a RREI contractor on an annual basis.

Does your company carry environmental impairment insurance? Yes      No X If the answer is “yes,” what is the name of the carrier and what are the effective periods and monetary limits of such coverage?

8.	EQUIPMENT LOCATED OR TO BE LOCATED AT THE PREMISES

Is (or will there be) any electrical transformer or other equipment containing polychlorinated biphenyls located at the Premises?

Yes      No X If the answer is “yes,” please specify the size, number and location (or proposed location):

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Is (or will there be) any tank for storage of a petroleum product located at the Premises? Yes X No      If the answer is “yes,” please specify capacity and contents of tank; permits, licenses and/or approvals received or to be received therefor and any spill prevention control or conformance plan to be taken in connection therewith:

175 gallon belly tank on diesel generator - Spill kits/drums on hand, in house 40Hr HAZWOPER trained spill response team, Safe Compliance Management and Hazard Solutions, LLC and Ingenium identified to provide additional resources as needed as well as lo emergency response personnel.

9.	ONGOING ACTIVITIES (APPLICABLE TO TENANTS IN POSSESSION)

Has any hazardous material, substance or waste spilled, leaked, discharged, leached, escaped or otherwise been released into the environment at the Premises? Yes      No X If the answer is “yes,” please describe including (i) the date and duration of each such release, (ii) the material, substance or waste released, (iii) the extent of the spread of such release into or onto the air, soil and/or water, (iv) any action to clean up the release, (v) any reports or notifications made of filed with any federal, state, or local agency, or any quasi-governmental agency (please provide copies of such reports or notifications) and (vi) describe any legal, administrative or other action taken by any of the foregoing agencies or by any other person as a result of the release:

This Hazardous Materials Questionnaire is certified as being true and accurate and has been completed by the party whose signature appears below on behalf of Tenant as of the date set forth below.

DATED:	7/15/10

Signature	/s/ Derek Apodaca

Print Name	Derek Apodaca

Title	Director, Facilities Metabolex Inc

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